Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-188741) of First Internet Bancorp (“Company”), of our reports dated March 13, 2015 on the consolidated financial statements of the Company as of December 31, 2014 and 2013, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BKD, LLP

Indianapolis, Indiana
March 13, 2015